EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Western Gas Equity Holdings, LLC (as general partner of Western Gas Equity Partners, LP)

We consent to the incorporation by reference in the registration statements (No. 333‑186306) on Form S-8 and (No. 333‑193163) on Form S-3 of Western Gas Equity Partners, LP of our report dated June 10, 2016, with respect to the consolidated balance sheets of Western Gas Equity Partners, LP and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of income, equity and partners’ capital, and cash flows for each of the years in the three-year period ended December 31, 2015, which report appears in the Current Report on Form 8-K of Western Gas Equity Partners, LP dated June 10, 2016.

/s/ KPMG LLP
Houston, Texas
June 10, 2016